Exhibit 10.19

MFA FINANCIAL, INC.
EQUITY COMPENSATION PLAN

PHANTOM SHARE AWARD AGREEMENT
(PERFORMANCE BASED VESTING)

AGREEMENT, dated as of the __ day of ________, 202_ (the “Grant Date”), by and between MFA Financial, Inc., a Maryland corporation (the “Company”), and ____________ (the “Grantee”).

WHEREAS, the Company maintains the MFA Financial, Inc. Equity Compensation Plan, as it may be amended from time to time (the “Plan”) (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Plan);

WHEREAS, the Grantee, as an employee of the Company, is an Eligible Person;

WHEREAS, the Company and the Grantee entered into that certain Employment Agreement, entered into as of November 26, 2019, as amended and restated as of February 22, 2021 (as amended and restated from time to time, the “Employment Agreement”); and

    WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant Phantom Shares to the Grantee subject to the terms and conditions set forth below.

    NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.     Grant of Phantom Shares.

(a)    The Phantom Shares are subject to the terms and conditions of this Agreement and are also subject to the provisions of the Plan. The Plan is hereby incorporated by reference as though set forth herein in its entirety.

(b)    The target amount of Phantom Shares granted pursuant to this Agreement is [ ] Phantom Shares (the “Target Amount”); provided that the Grantee has the opportunity to earn up to [ ] Phantom Shares (the “Maximum Amount”), subject to the Maximum Cap described in paragraph 4(e), based upon achievement of performance goals and the terms and conditions described herein.
    (i)    With respect to the Target Amount, [ ] Phantom Shares (the “Absolute TSR Target Shares”), and with respect to the Maximum Amount, [ ] Phantom Shares1 will vest based on the Company’s total shareholder return for a three-year period subject to the Grantee’s continued service with the Company through December 31, 202_ (the “Vesting Date”), except as provided in paragraph 2 below.

1 Note to draft: To be equal to two times the Absolute TSR Target Shares.

    (ii)    With respect to the Target Amount, [ ] Phantom Shares (the “Relative TSR Target Shares”), and with respect to the Maximum Amount, [ ] Phantom Shares2 will vest based on the Company’s total shareholder return compared to the total shareholder return of the peer group companies listed on Appendix 1 to Exhibit A attached hereto (the “Peer Group Companies”) for a three-year period subject to the Grantee’s continued service with the Company through the Vesting Date except as provided in paragraph 2 below.

2.     Vesting.

(a)    Subject to paragraph 2(b) and the Maximum Cap described below, and except as otherwise provided in paragraph 2(c)(iv), the number of Phantom Shares that shall vest on the Vesting Date, if any, shall be calculated in accordance with Exhibit A attached hereto based upon the achievement of the performance goals set forth on Exhibit A (the “Performance Goals”) during the period (the “TSR Performance Period”) beginning on January 1, 202_ and ending on the Vesting Date; provided that, to the extent that any fractional Shares result, the number of Phantom Shares eligible for settlement (as set forth in paragraph 4) shall be rounded down to the nearest whole share.

(b)    Except as otherwise provided in this paragraph 2, if the Grantee experiences a Termination of Service for any reason prior to the Vesting Date, the Phantom Shares shall, with no further action, be forfeited and cease to be outstanding as of the Grantee’s Termination of Service.

(c)    The following terms shall apply in the event of a Termination of Service:

    (i)    Subject to paragraph 2(c)(iv), in the event that, prior to the Vesting Date, the Grantee experiences a Termination of Service by the Company without Cause (as defined in the Employment Agreement) or a Termination of Service by the Grantee for Good Reason (as defined in the Employment Agreement), then, subject to Section 5(k) of the Employment Agreement relating to execution of a release, the Grantee shall vest in a pro-rata portion of the Phantom Shares as of the Vesting Date. The pro-rata portion shall be calculated as the number of Phantom Shares that would have vested on the Vesting Date based upon achievement of the Performance Goals if the Grantee remained employed through the Vesting Date, multiplied by a fraction, (x) the numerator of which is the number of days in the TSR Performance Period that elapse through the anniversary of the Grant Date that immediately follows the Grantee’s Termination of Service (but not beyond the Vesting Date) and (y) the denominator of which is 1,095. Notwithstanding the foregoing, in the event that in connection with the Grantee’s Termination of Service the Company, the Company is managed by an external manager pursuant to a management and advisory contract and such external manager has provided the Grantee with an offer of employment (A) on economic terms that are at least substantially equivalent in form and economic substance (and not in the aggregate) to those provided to the Grantee immediately prior to such Termination of Service and (B) on terms that would not be deemed to trigger Good Reason (an offer of employment that meets the requirements of (A) and (B), a “Qualifying Offer”), then, regardless of whether the Grantee accepts such offer of employment, this paragraph 2(c)(i) shall have no effect and the Grantee shall not be entitled to receive the vesting described in this paragraph 2(c)(i) or paragraph 2(c)(iv).

2 Note to draft: To be equal to two times the Relative TSR Target Shares.

(ii)    Subject to paragraph 2(c)(iv), in the event that, prior to the Vesting Date, the Grantee experiences a Termination of Service on account of the Grantee’s death or Disability (as defined in the Employment Agreement), then the number of Phantom Shares that shall vest, if any, on the Vesting Date shall be the number of Phantom Shares that would have vested on the Vesting Date based upon achievement of the Performance Goals if the Grantee remained employed through the Vesting Date; provided that, such vesting shall be subject to Section 5(k) of the Employment Agreement relating to execution of a release, if the Grantee experiences a Termination of Service on account of the Grantee’s Disability.

    (iii)    Subject to paragraph 2(c)(iv), in the event that, prior to the Vesting Date, the Grantee experiences a Termination of Service on account of the Grantee’s voluntary resignation at a time when circumstances constituting Cause do not exist, and such Termination of Service is an Eligible Retirement (as defined below) then, subject to Section 5(k) of the Employment Agreement relating to execution of a release, the number of Phantom Shares that shall vest, if any, on the Vesting Date shall be the number of Phantom Shares that would have vested on the Vesting Date based upon achievement of the Performance Goals if the Grantee remained employed through the Vesting Date. For purposes of this Agreement, an “Eligible Retirement” means the Grantee’s Termination of Service without Good Reason and other than on account of death or Disability either (A) on or after age 65 or (B) on account of an Eligible Early Retirement. For purposes of this Agreement, “Eligible Early Retirement” means the Grantee’s Termination of Service prior to age 65 pursuant to a succession plan approved by the Board, which may include (but, for clarity would not necessarily require) the Grantee and the Company entering into a consulting or advisory agreement and the Grantee’s reasonable cooperation in providing transition services for a period of time following termination of employment; provided that, the Executive provides the Company with at least nine months prior written notice (or such shorter notice period as determined by the Board in its discretion) of the Grantee’s termination of employment (and continues in active employment during such notice period) and the Board approves such Termination of Service as an Eligible Early Retirement.3

    (iv)    Notwithstanding the foregoing:

        (A)    In the event that, prior to the Vesting Date, the Grantee experiences a Termination of Service by the Company without Cause, a Termination of Service by the Grantee for Good Reason, [a Termination of Service satisfying the conditions in paragraph 2(c)(iii)]4, or a Termination of Service on account of the Grantee’s death or Disability, in each case within 12 months following a Change of Control, then, subject to Section 5(k) of the Employment Agreement relating to execution of a release (other than in the case of the Grantee’s death), the Target Amount of Phantom Shares shall become fully vested as of the Grantee’s Termination of Service and all other Phantom Shares shall be forfeited by the Grantee and cease to be outstanding.

3 Note to draft: To be included only for the CEO.
4 Note to draft: To be included only for the CEO.

        (B)    In the event that, prior to the Vesting Date, the Grantee experiences a Termination of Service by the Company without Cause, such Termination of Service occurs within three months prior to a Change of Control, such termination is initiated by, at the request or suggestion of, or with the agreement of, the counterparty to the Change of Control and the Change of Control occurs prior to the Vesting Date, then, subject to Section 5(k) of the Employment Agreement relating to execution of a release, the total number of Phantom Shares that shall become fully vested pursuant to this Agreement shall be the Target Amount of Phantom Shares and all other Phantom Shares shall be forfeited by the Grantee and cease to be outstanding.

        (C)    Notwithstanding the preceding clauses (A) and (B), in the event that a Change of Control occurs and immediately following such Change of Control, the Company is managed by an external manager pursuant to a management and advisory contract and such external manager has provided the Grantee with a Qualifying Offer, then, regardless of whether the Grantee accepts such offer of employment, the preceding clauses (A) and (B) shall have no effect and the Grantee shall not be entitled to receive the vesting described in paragraph 2(c)(i) or this paragraph 2(c)(iv).

    (v)    In the event the Grantee experiences a Termination of Service by the Company for Cause, then all Phantom Shares granted pursuant to this Agreement, whether or not vested, shall immediately be cancelled for no consideration, and the Grantee shall cease to have any rights under this Agreement.

(d)    Any Phantom Shares that do not vest as of the Vesting Date shall, with no further action, be forfeited and cease to be outstanding as of the Vesting Date.

3. Dividend Equivalents.

(a)    With respect to each outstanding Phantom Share that vests in accordance with paragraph 2 and Exhibit A, the Grantee shall have the right to receive an amount equal to the cash dividend distributions declared in the ordinary course on a share (“Share”) of Common Stock of the Company (each, a “Dividend Payment”) during the period beginning on the Grant Date and ending on the last day of the TSR Performance Period, or if earlier, the date on which the Phantom Shares are settled pursuant to paragraph 4 (such period, the “Dividend Period”).

(b)    Any such Dividend Payments shall only be payable with respect to Phantom Shares that vest and shall be paid in the form of additional Shares at the time Phantom Shares are settled pursuant to paragraph 4. At such time, the Grantee shall receive additional Shares with an aggregate value (determined as described below) equal to the aggregate value of the Dividend Payments declared during the Dividend Period with respect to the number of Shares equal to the number of vested Phantom Shares.

(c)    The number of additional Shares to be distributed pursuant to sub-paragraph (b) shall be calculated as follows: (i) the accumulated Dividend Payments declared during the Dividend Period, multiplied by (ii) the number of Shares to be distributed with respect to the vested Phantom Shares, divided by (iii) the Fair Market Value per Share on the date on the last day of the Performance Period, or if earlier, the date on which the Phantom Shares are settled pursuant to paragraph 4, rounded down to the nearest whole share.

(d)    In the event that dividends are declared with respect to the Common Stock of the Company during the period beginning on the Vesting Date and ending on the date on which the Phantom Shares are settled pursuant to paragraph 4, then an amount equal to the dividends that the Grantee would have received if the Grantee had owned a number of Shares equal to the number of outstanding Phantom Shares as of the date the dividend is declared shall be paid to the Grantee in cash on the date such dividends are paid to shareholders of the Common Stock of the Company, but no later than December 31, 202_.

4. Settlement.
(a)    Subject to subparagraphs (b), (c), (d) and (e) below, each vested and outstanding Phantom Share shall be settled in one Share on January 2, 202_ (the “Settlement Date”).

(b)    The following terms shall apply in the event of a Termination of Service prior to the Settlement Date:

    (i)    In the event that the Grantee’s Termination of Service occurs on or prior to the Vesting Date, each Phantom Share that becomes vested upon the Vesting Date shall be settled in one Share in January 202_.

    (ii)    In the event that the Grantee’s Termination of Service occurs following the Vesting Date, then to the extent not previously settled pursuant to paragraph 4(c) below, each Phantom Share that became vested upon the Vesting Date shall be settled in one Share within 30 days following such Termination of Service.

    (iii)    Notwithstanding the preceding clauses (i) and (ii), in the event that the Grantee’s Termination of Service occurs on or prior to the Vesting Date and within 12 months following a Change of Control, then the Grantee shall receive one share for each Phantom Share that is vested as of such Termination of Service within 30 days following such Termination of Service, provided that, to the extent required by Section 409A of the Code, if such Change of Control does not constitute a “change in control event” for purposes of Section 409A of the Code, then any such vested Phantom Shares shall not be settled at the time described in this clause (iii) and shall instead be settled in accordance with the preceding clauses (i).

    (iv)    Each Phantom Share that becomes vested under paragraph 2(b)(iv)(B) in connection with the Grantee’s Termination of Service by the Company without Cause within three months prior to a Change of Control shall be settled in one Share. If the Change of Control occurs on or prior to the Vesting Date, settlement shall occur in January 202_, and if the Change of Control occurs following the Vesting Date, settlement shall occur within 30 days following the date of the Change of Control; provided that, to the extent required by Section 409A of the Code, if such Change of Control does not constitute a “change in control event” for purposes of Section 409A of the Code, then such Phantom Shares shall be settled on January 2, 202_ or any earlier date permitted by Section 409A of the Code. The number of Phantom Shares that are settled pursuant to this paragraph 4(b)(iv) shall be the number of Phantom Shares equal to the excess (if any) of the Target Amount of Phantom Shares over the number of Phantom Shares which became vested pursuant to paragraph 2(c)(i) and settled pursuant to paragraph 4(b)(i).

(c)    The following terms shall apply in the event a Change of Control that constitutes a “change in control event” for purposes of Section 409A of the Code occurs prior to the Settlement Date:

    (i)    In the event a Change of Control that constitutes a “change in control event” for purposes of Section 409A of the Code occurs on or prior to the Vesting Date, each Phantom Share that becomes vested on the Vesting Date shall be settled in one Share in January 202_; and

    (ii)    In the event a Change of Control that constitutes a “change in control event” for purposes of Section 409A of the Code occurs following the Vesting Date, each Phantom Share that became vested on the Vesting Date shall be settled in one Share within 30 days following the date of the Change of Control.
(d)    To the extent any payment described in this paragraph 4 is required to be delayed six months pursuant to the rules of Section 409A of the Code related to “specified employees,” such payment shall not be made before the date which is six months after the date of Termination of Service. Any delayed payment shall be made to the Grantee on the first day of the seventh month following the Grantee’s Termination of Service (or within 30 days following the Grantee’s death, if earlier).

(e)    Notwithstanding anything in this Agreement to the contrary, the Fair Market Value of the Shares delivered pursuant to this Agreement, measured as of the last day of the Performance Period (or, if earlier, the date on which the Phantom Shares are settled pursuant to this paragraph 4) shall not exceed 400% of the Fair Market Value of the Target Amount of Phantom Shares measured on the Grant Date (the “Maximum Cap”), and any and all amounts otherwise payable pursuant to this Agreement in excess of the Maximum Cap shall be forfeited, provided that, payment with respect to the dividend equivalent rights described below for dividends declared and paid following the end of the Performance Period shall not count against the Maximum Cap.

5. Miscellaneous.

(a) The value of a Phantom Share may decrease depending upon the Fair Market Value of a Share from time to time. Neither the Company nor the Committee, nor any other party associated with the Plan, shall be held liable for any decrease in the value of the Phantom Shares. If the value of such Phantom Shares decrease, there will be a decrease in the underlying value of what is distributed to the Grantee under the Plan and this Agreement.

(b) With respect to this Agreement, (i) the Phantom Shares are bookkeeping entries and the Grantee shall not have any rights of a shareholder with respect to Common Stock unless and until the Phantom Shares vest and are settled by the issuance of such Shares of Common Stock, (ii) the obligations of the Company under the Plan are unsecured and constitute a commitment by the Company to make benefit payments in the future, (iii) to the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any general unsecured creditor of the Company, (iv) all payments under the Plan (including distributions of Shares) shall be paid from the general funds of the Company and (v) no special or separate fund shall be established or other segregation of assets made to assure such payments (except that the Company may in its discretion establish a bookkeeping reserve to meet its obligations under the Plan). The award of Phantom Shares is intended to be an arrangement that is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

(c)    THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Committee may construe and interpret this Agreement and establish, amend and revoke such rules, regulations and procedures for the administration of this Agreement as it deems appropriate. In this connection, the Committee may correct any defect or supply any omission, or reconcile any inconsistency in this Agreement or in any related agreements, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final and binding upon the Company and the Grantee.

(e) All notices hereunder shall be in writing and, if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Committee and, if to the Grantee, shall be delivered personally or mailed to the Grantee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this paragraph 5(e).

(f) The failure of the Grantee or the Company to insist upon strict compliance with any provision of this Agreement or the Plan, or to assert any right the Grantee or the Company, respectively, may have under this Agreement or the Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement or the Plan.

(g)    Nothing in this Agreement shall (i) confer on the Grantee any right to continue in the service of the Company or its Subsidiaries or otherwise confer any additional rights or benefits upon the Grantee with respect to the Grantee’s employment with the Company or (ii) interfere in any way with the right of the Company or its Subsidiaries and its stockholders to terminate the Grantee’s service at any time.

(h)    If any change is made to the outstanding Common Stock or the capital structure of the Company, the Phantom Shares shall be adjusted in accordance with the Plan.

(i)    The Phantom Shares and the rights relating thereto shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment, levy, execution, or other legal or equitable process, either voluntary or involuntary; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish, or levy or execute on the Phantom Shares and the rights relating thereto shall be void.

(j)    The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Phantom Shares may be transferred by will or the laws of descent or distribution.

(k)    The Plan is discretionary and may be amended, suspended or discontinued by the Company at any time, in its discretion. The grant of the Phantom Shares in this Agreement does not create any contractual right or other right to receive any Phantom Shares or other Grants in the future. Future Grants, if any, will be at the sole discretion of the Company. Any amendment, suspension or discontinuation of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

(l)    The issuance and transfer of Shares shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Shares may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

(m)    The Grantee shall be required to pay to the Company, or make arrangements satisfactory to the Company regarding payment of any federal, state or local taxes of any kind that are required by law to be withheld with respect to the Phantom Shares. Except as may be otherwise permitted by the Committee, to satisfy such obligation, the Company shall withhold a number of Shares to be issued pursuant to this Agreement with an aggregate Fair Market Value as of the date withholding is effected that would satisfy the withholding amount due; provided, however, that no Shares shall be withheld with an aggregate value exceeding the minimum amount of tax required to be withheld by law or such higher amount that does not result in adverse accounting treatment for the Company, as approved in advance by the Committee. Notwithstanding anything contained in the Plan or this Agreement to the contrary, the Grantee’s satisfaction of any tax withholding requirements imposed by the Committee shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide Shares to the Grantee, and the failure of the Grantee to satisfy such requirements with respect to this Grant shall cause this Grant to be forfeited.

(n)    The Phantom Shares shall be subject to any applicable clawback policy implemented by the Board from time to time.

(o)    The Phantom Shares are intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code and administered in accordance with Section 27 of the Plan. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Grantee’s execution of a release, directly or indirectly, result in the Grantee designating the calendar year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of a release could be made in more than one taxable year, payment shall be made in the later taxable year.

(p)    This Agreement, including Exhibit A and Appendix 1 to Exhibit A, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto; provided that, for the avoidance of doubt, Section 7(f) of the Employment Agreement, which provides for forfeiture of equity awards and repayment of any shares or other amounts received pursuant to equity awards in the event that the Grantee breaches his obligations under Section 7 of the Employment Agreement, shall apply to the Phantom Shares and any amounts paid to the Grantee pursuant to this Agreement, and is hereby incorporated by reference. In the event of any inconsistency between the terms of this Agreement and the Employment Agreement, the terms of this Agreement shall govern.

    IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the day and year first above written.

                            MFA FINANCIAL, INC.

                            By: _____________________________
                             Name:
                             Title:

    The Grantee hereby agrees and acknowledges that (a) the Grantee will be bound by the terms and conditions of this Agreement and the Plan and (b) all determinations by the Committee will be final and binding on all persons.
                            _________________________________
                            Name:

Exhibit A
This Exhibit A sets forth the Performance Goals applicable to the Phantom Shares granted pursuant to the Agreement to which this Exhibit A is attached. Unless otherwise specified in this Exhibit A, all defined terms shall have the meanings set forth in the Agreement.

The Phantom Shares will vest based on the Company’s total shareholder return for the TSR Performance Period and based on the Grantee’s continued service as set forth in the Agreement. As further described below, the Absolute TSR Shares will be eligible to vest based on the Company’s average total shareholder return for the Performance Period, and the Relative TSR Shares will be eligible to vest based on the Company’s total shareholder return compared to the total shareholder return of the Peer Group Companies for the TSR Performance Period.
For purposes of this Exhibit A, TSR for the TSR Performance Period shall be calculated as follows:

•“TSR” is equal to (x) the Average Final Price minus the Average Initial Price, plus Dividends Paid on a share of common stock in respect of the TSR Performance Period, divided by (y) the Average Initial Price.

•The “Average Initial Price” is equal to the average closing daily price of a share of common stock during the last 20 trading days immediately prior to the first day of the TSR Performance Period.

•The “Average Final Price” is equal to the average closing daily price of a share of common stock during the last 20 trading days in the TSR Performance Period.

•The “Dividends Paid” shall equal the cumulative dividends (including any stock dividends) paid per share of common stock in respect of the TSR Performance Period. For this purpose, dividends declared, but not yet paid, on a share within the 45 day period preceding the Vesting Date will be counted as Dividends Paid. Notwithstanding the foregoing, if any dividends were included in Dividends Paid for purposes of calculating TSR for the year prior to the year in which the TSR Performance Period commences, then such dividends will not be included in Dividends Paid for purposes of calculating TSR for the TSR Performance Period.

Absolute TSR Shares

For purposes of the Absolute TSR Shares, the “Average TSR” for the Performance Period is the TSR, divided by 3, and the “Target TSR” is an 8% per annum simple cumulative return over the TSR Performance Period.

The portion of the Absolute TSR Target Shares that will be eligible to vest on the Vesting Date shall be determined by comparing the Average TSR of the Company to the Target TSR and may range from zero up to a maximum vesting of 200% of the Absolute TSR Target Shares.

The number of Absolute TSR Shares that will be eligible to vest on the Vesting Date shall equal the product of (i) the Absolute TSR Target Shares and (ii) the sum of (A) one (1) plus (B) a fraction (which fraction can be a negative number), the numerator of which is the Company’s Average TSR less Target TSR and the denominator of which is eight (8). For purposes of the preceding sentence, in the event that the Company’s Average TSR is (x) less than zero, then the Company’s Average TSR shall be deemed to be zero, and (y) greater 16%, then the Company’s Average TSR shall be deemed to be 16%.

Any Absolute TSR Shares that do not vest on the Vesting Date shall be forfeited.

Vested Absolute TSR Shares and related Dividend Payments, if any, will be settled as described in the Agreement.

Set forth below are examples, which are intended to be used purely for illustrative purposes:
Example 1:
Assume 10,000 Absolute TSR Target Shares. If the Company’s Average TSR over the TSR Performance Period was 2%, then the portion of the Absolute TSR Target Shares that would be eligible to vest would be equal to two-eighths (2/8) of the Absolute TSR Target Shares, or 2,500 Absolute TSR Shares.
Example 2:
Assume 10,000 Absolute TSR Target Shares. If the Company’s Average TSR over the TSR Performance Period was 12%, then the portion of the Absolute TSR Target Shares that would be eligible to vest would be equal to 1.5 times (or twelve-eighths (12/8) of) the Absolute TSR Target Shares, or 15,000 Absolute TSR Shares.
Example 3:
Assume 10,000 Absolute TSR Target Shares. If the Company’s Average TSR over the TSR Performance Period were 16%, then the portion of the Absolute TSR Target Shares that would be eligible to vest would be equal to two times (or sixteen-eighths (16/8) of) the Absolute TSR Target Shares, or 20,000 Absolute TSR Shares (maximum vesting).

Relative TSR Shares
At the end of each TSR Performance Period, the Company’s TSR and the TSR of each of the Peer Group Companies will be ranked from highest to lowest. The “Relative TSR Vesting Percentage” will be determined based on the Company’s TSR as compared to the TSR of the Peer Group Companies for the TSR Performance Period as follows:

Company TSR Rank	Relative TSR Vesting Percentage
80th percentile or above	200%
50th percentile	100%
At or below 25th percentile	0%

If the Company’s TSR Rank is between the 25th percentile and the 50th percentile or between the 50th percentile and the 80th percentile, the Relative TSR Vesting Percentage will be interpolated.
Notwithstanding the provisions set forth above, in the event that the Company’s TSR is a negative number, the Relative TSR Vesting Percentage shall not exceed 100%.
The number of Relative TSR Shares that will be eligible to vest for the TSR Performance Period will be determined by multiplying the Relative TSR Target Shares by the Relative TSR Vesting Percentage.
For the avoidance of doubt, in no event shall any Relative TSR Shares vest if the Company’s Average TSR Rank is at or below the 25th percentile.
Not more than 200% of the Relative TSR Target Shares may vest based on the Company’s TSR Rank.
Any Relative TSR Shares that do not vest on the Vesting Date shall be forfeited.

Vested Relative TSR Shares and related Dividend Payments, if any, will be settled as described in the Agreement.

Set forth below are examples, which are intended to be used purely for illustrative purposes:
Example 1:
Assume 10,000 Relative TSR Target Shares. If the Company’s TSR Rank at the end of the TSR Performance Period was 15 out of 18, the Company would be in the 17th percentile. Because the Company’s TSR Rank would be below the 25th percentile, the Relative TSR Vesting Percentage would be 0, so that none of the Relative TSR Shares would be eligible to vest. 100% of the Relative TSR Target Shares would be forfeited.
Example 2:
Assume 10,000 Relative TSR Target Shares. If the Company’s TSR Rank at the end of the TSR Performance Period was nine out of 18, the Company would be in the 50th percentile. The Relative TSR Vesting Percentage would be 100, so that 100% of the Relative TSR Target Shares (10,000 Phantom Shares) would be eligible to vest.
Example 3:
Assume 10,000 Relative TSR Target Shares. If the Company’s TSR at the end of the TSR Performance Period was positive and the Company’s TSR Rank at the end of the TSR Performance Period was two out of 18, the Company would be in the 89th percentile. The Relative TSR Vesting Percentage would be 200, so that 200% of the Relative TSR Target Shares (20,000 Phantom Shares) would be eligible to vest. Note that if the Company’s TSR at the end of the TSR Performance Period was instead a negative number, 100% of the Relative TSR Target Shares (10,000 Phantom Shares) would be eligible to vest.

Appendix 1 to Exhibit A5

Relative TSR Peer Group Companies

In the event of a merger, acquisition or business combination transaction of a Peer Group Company during the TSR Performance Period in which such Peer Group Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Group Company. Any entity involved in the transaction during the TSR Performance Period that is not the surviving company shall no longer be a Peer Group Company.

In the event of a merger, acquisition or business combination transaction of a Peer Group Company, a “going private” transaction or other event involving a Peer Group Company or the liquidation of a Peer Group Company (other than a bankruptcy as described below), in each case during the TSR Performance Period and where the Peer Group Company is not the surviving entity or is no longer publicly traded, such Peer Group Company shall no longer be a Peer Group Company.

Notwithstanding the foregoing, in the event of a bankruptcy of a Peer Group Company during the TSR Performance Period where the Peer Group Company is not publicly traded at the end of the Performance Period, such Peer Group Company shall remain a Peer Group Company but shall be deemed to be ranked last among all Peer Group Companies in the Peer Group.

5 Note to draft: Peer Group Companies to be determined by Compensation Committee at the time of grant.